EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for Second Quarter 2016
Contact: Paul Richins	July 26, 2016
(801) 566-1200

Salt Lake City, Utah – In the second calendar quarter (2Q) and first half (1H) of 2016, Utah Medical Products, Inc. (Nasdaq: UTMD) continued to achieve results which are on track to meet its previously announced goals for 2016. Currencies in this report are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; GBP = UK Pound Sterling; and EUR = Euros.  Currency amounts are in thousands, except per share amounts and where noted.

Summary of Financial Results
In USD terms, changes in 2Q and 1H 2016 consolidated income statement results compared to the same time periods in the prior calendar year were as follows:

	2Q (April – June)	1H (January – June)
Sales:	+ 1%	+ 1%
Gross Profit:	+ 3%	+ 2%
Operating Income:	+ 9%	+10%
Net Income:	+12%	+16%
Earnings Per Share:	+12%	+16%

The change in value of the USD did not have as significant an impact on 2016 results as it did in 2015, although 2Q 2016 and 1H 2016 revenues would each have been about 1% higher using the same foreign currency exchange (FX) rates as in the prior year ("constant dollars"). UTMD's FX rates for income statement purposes are transaction-weighted averages. The average rates from the applicable foreign currency to USD during 2Q 2016 and 1H 2016 compared to the same periods in 2015 follow:

	2Q 16	2Q 15	Change	1H 16	1H 15	Change
GBP	1.430	1.532	( 6.6%)	1.431	1.523	( 6.0%)
EUR	1.123	1.110	+1.1%	1.115	1.114	-
AUD	0.746	0.778	( 4.2%)	0.736	0.781	( 5.8%)

UTMD's revenues invoiced in foreign currencies represented 29.7% of total consolidated USD sales in 2Q 2016 and 29.0% in 1H 2016.

UTMD's FX rates for balance sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of June 2016 and the end of June 2015 follow:
	June 30, 2016	June 30, 2015	Change
GBP	1.325	1.573	(15.7%)
EUR	1.108	1.115	( 0.7%)
AUD	0.744	0.770	( 3.3%)

UTMD profit margins in 2Q 2016 and 1H 2016 compared to 2Q 2015 and 1H 2015 follow:

	2Q 2016 (Apr – Jun)	2Q 2015 (Apr – Jun)	1H 2016 (Jan – Jun)	1H 2015 (Jan – Jun)
Gross Profit Margin (gross profits/ sales):	59.6%	58.7%	60.0%	59.2%
Operating Income Margin (operating profits/ sales):	41.1%	38.2%	41.5%	38.0%
Net Income Margin (profit after taxes/ sales):	31.1%	28.1%	31.1%	27.1%

The Gross Profit Margins (GPMs) improved as a result of continued manufacturing cost improvement projects and better absorption of fixed costs with higher sales. Adding to the higher GPMs, the Operating Income Margins (OIMs) benefited from the suspension of the Medical Device Excise Tax in the U.S. and the favorable FX impact of converting UK and Australia operating expenses of UTMD's subsidiaries in those countries.  Adding to the higher OIMs, the Net Income Margins (NIMs) were further leveraged by a gain in remeasured value of EUR cash balances in the UK in 1H 2016 compared to a loss in 1H 2015, and the lack of any interest expense in 2016.

Earnings Per Share (EPS) for the most recent twelve months (TTM) were $3.38. Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, TTM consolidated earnings before taxes, excluding the remeasured bank balance currency loss or gain and interest expense, were $19,686.

Compared to the end of June a year earlier, UTMD's cash balances increased $10.2 million. As a result, UTMD's current ratio as of June 30, 2016 was 7.6.  The balance of Intangible Assets declined $7.6 million from a year earlier due to amortization and a 16% weaker GBP FX rate.  Intangible assets were 43% of total assets on June 30, 2016 compared to 53% a year earlier.

Income Statement Summary.
Compared to 2Q 2015, sales in 2Q 2016 were $103 lower than they would have been with constant FX.  Compared to 1H 2015, sales in 1H 2016 were $235 lower than they would have been with constant FX.  As a result, constant FX USD sales for 2Q 2016 and 1H 2016 were up 2%.

In 1H 2016, international USD sales were up 7%, despite the fact that the GBP and AUD FX rates were down 6%.  International sales increased in nearly every product category. U.S. Domestic sales, including direct sales to U.S. clinical facilities, OEM sales of components and finished devices to other companies, and sales of the Filshie Clip System to UTMD's exclusive U.S. distributor, CooperSurgical Inc. (CSI), were 5% lower overall.  The most disappointing portion of domestic sales performance was sales of the Filshie Clip System to CSI, which were down 36% in 2Q 16 compared to 2Q 2015, and down 26% in 1H 2016 compared to 1H 2015.  Helping offset the lower CSI sales were OEM sales of components and finished devices, which were 18% higher in 2Q 2016 and 19% higher in 1H 2016 compared to the same time periods in 2015.

UTMD's consolidated GPM improved while finished goods inventories declined substantially, confirming that inventories were not overvalued. Consolidated operating expenses were $519 lower in 1H 2016 compared to 1H 2015.   The MDET, which was suspended by Congress for 2016, was $138 in 1H 2015.  The UK amortization of Identifiable Intangible Assets (IIA) was $82 lower due to the weaker GBP. All other operating expenses at UTMD's UK and Australia subsidiaries were 6% lower due to FX rates alone.  The combination of favorable operating expense factors spurred a 10% jump in 1H 2016 Operating Income with just a 1% increase in revenues and 2% increase in GP. The 16% higher Net Income was a result of the 10% higher OI plus 1) no 1H 2016 interest on debt which was $65 in 1H 2015, and 2) a $111 gain in remeasured value of foreign currency cash balances in the UK and Ireland instead of a $229 loss in 1H 2015.  Income tax provision rates were similar in both years.

Nearly the same number of diluted shares in both years yielded a 12% increase in EPS at $.86 for 2Q 2016 compared to $.77 in 2Q 2015, and a 16% increase in EPS at $1.72 for 1H 2016 compared to $1.48 in 1H 2015.

Sales.  U.S. domestic sales, which are obviously not affected by FX rate volatility, were 9% ($492) lower in 2Q 2016 than in 2Q 2015, and 5% ($574) lower in 1H 2016 than in 1H 2015.  The reason for the lower domestic sales was lower sales of Femcare's Filshie Clip System devices to CooperSurgical Inc. (CSI) for distribution in the U.S.  Sales to CSI were $457 lower in 2Q 2016 compared to 2Q 2015, and $716 lower in 1H 2016 compared to 1H 2015.  Femcare's Filshie Clip System sales to CSI were 17% of total domestic sales in 2Q 2016 compared to 24% in 2Q 2015, and 20% in 1H 2016 compared to 26% in 1H 2015. On the other hand, domestic OEM sales were $107 higher in 2Q 2016 compared to 2Q 2015, and $227 higher in 1H 2016 compared to 1H 2015. Domestic sales were 46% of total consolidated sales in 2Q 2016 compared to 51% in 2Q 2015, and 48% in 1H 2016 compared to 52% in 1H 2015.

International sales consolidated in USD in 2Q 2016 were 11% ($584) higher than in 2Q 2015, and 7% ($735) higher in 1H 2016 than in 1H 2015, despite a continued but more modest negative FX rate impact. UK subsidiary trade sales converted to USD were 23% of total international sales in 2Q 2016, and 25% in 1H 2016. Australia subsidiary sales were 11% of total international sales in both 2Q 2016 and 1H 2016.  Ireland subsidiary trade sales were 36% of total international sales in 2Q 2016, and 35% in 1H 2016.

In product categories, 2Q 2016 global blood pressure monitoring device/ components (BPM) sales were up 35% ($630), neonatal device sales were down 10% ($163), obstetrics device sales were down 7% ($82), and gynecology/ electrosurgery (GYN) device sales were down 5% ($293) compared to 2Q 2015. For 1H 2016 compared to 1H 2015 global sales in product categories, BPM sales were up 24% ($830), neonatal device sales were down 1% ($41), obstetrics device sales were down 5% ($109), and GYN device sales were down 4% ($520). The Filshie Clip System sales to CSI and the majority of the negative FX impact on sales occurred in the GYN product category.

Looking forward, sales in 3Q 2016 may be $800 lower than in either 1Q or 2Q 2016. CSI's fixed order for 3Q 2016 is less than half that of 3Q 2015 ($420 lower). The decline in the GBP FX rate which occurred in late 2Q 2016 due to BREXIT is about 14% compared to the GBP FX rate in 3Q 2015. The incremental 8% negative FX rate impact on GBP sales may lead to about $100 in additional lower 3Q 2016 consolidated USD sales. In 2Q 2016, UTMD shipped essentially a double quarterly order to its largest international BPM distributor, and accepted and shipped another one-time large order to another international distributor, both of which together accounted for about two-thirds of the $630 increase in 2Q 2016 BPM sales compared to 2Q 2015.  We don't expect that to repeat in 3Q 2016 ($400 lower).  Because the Company focused on meeting the increased international distributor BPM demand in 2Q 2016, it did not meet demand in its direct domestic business as a result of production capacity limitations, particularly in Utah.  Because the resulting $200 ending backlog for direct domestic orders carried over to 3Q 2016, with improved production scheduling, we expect higher 3Q 2016 domestic direct sales compared to 2Q 2016.  OEM sales, which are also included in the BPM category are expected to continue to grow consistently.

Gross Profit.  Gross Profit (GP) is Revenues (sales) minus the cost of manufacturing products. UTMD's consolidated GPM was 59.6% in 2Q 2016 and 58.7% in 2Q 2015. The consolidated GPM in 1H 2016 was 60.0% compared to 59.2% in 1H 2015.  UTMD's Ireland manufacturing subsidiary, in particular, continued improving its productivity with 1H 2016 manufactured product shipments up 18% while direct labor and manufacturing overhead costs were only up 11%.

Operating Income. Operating Income (OI) is GP minus operating expenses comprised of general and administrative (G&A), sales and marketing (S&M) and product development (R&D) expenses. Consolidated USD-denominated operating expenses were $1,937 in 2Q 2016 (18.5% of consolidated revenues) compared to $2,132 in 2Q 2015 (20.5% of consolidated revenues). Consolidated operating expenses were $3,847 in 1H 2016 (18.5% of revenues) compared to $4,367 in 1H 2015 (21.2% of revenues).  In contrast to Revenues, in the case of operating expenses, the lower FX rates were accretive to financial results.  Operating expenses of UTMD's foreign subsidiaries in the aggregate in 2Q 2016 and 1H 2016 would have been $60 and $113 higher, respectively, in constant currency. Consolidated G&A expenses included non-cash expense from the amortization of IIA resulting from the Femcare acquisition of $572 (5.4% of consolidated revenues) in 2Q 2016 and $1,148 (5.5% of consolidated revenues) in 1H 2016, compared to $618 (5.9% of consolidated revenues) in 2Q 2015 and $1,230 (6.0% of consolidated revenues) in 1H 2015. The period to period differences in IIA amortization expense were predominantly FX-related since the IIA amortization expense was GBP 802 in 1H 2016 compared to GBP 808 in 1H 2015.

Due to higher GP and lower operating expenses, OI in 2Q 2016 and 1H 2016 was $4,315 and $8,627 respectively, compared to $3,968 and $7,844 in 2Q 2015 and 1H 2015 respectively. UTMD's 2Q and 1H 2016 continued excellent OIM was 41.1% and 41.5% respectively, compared to 38.2% and 38.0% in the same periods of 2015.

Income before Tax (EBT).  Income before tax (EBT) results from subtracting net non‑operating expense (NOE) from, or adding net non-operating income (NOI) to, OI. NOE includes 1) loan interest, 2) bank fees and 3) losses from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms, minus non-operating income from 1) rent of underutilized property, 2) investment income and 3) royalties received from licensing the Company's technology.

Consolidated 2Q 2016 EBT was $4,379 (41.7% of sales) compared to $3,924 (37.7% of sales) in 2Q 2015. In 2Q 2016, UTMD had NOI of $63 compared to NOE of $43 in 2Q 2015, yielding a $106 improvement in EBT. Consolidated 1H 2016 EBT was $8,792 (42.3% of sales) compared to $7,592 (36.8% of sales) in 1H 2015. The $1,200 higher 1H 2016 EBT can be attributed to $783 higher OI coupled with $65 lower interest expense and a remeasured foreign currency bank balance gain of $111 in 1H 2016 compared to a loss of $229 in 1H 2015.

The EBT of Utah Medical Products, Ltd (Ireland) was EUR 1,600 in 1H 2016 compared to EUR 1,272 in 1H 2015. The EBT of Femcare Group Ltd (Femcare-Nikomed, Ltd., UK and Femcare Australia) was GBP 1,808 in 1H 2016 compared to GBP 1,709 in 1H 2015.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 2Q 2016 consolidated EBT excluding the remeasured bank balance currency gain or loss and interest expense ("adjusted consolidated EBITDA") were $5,098 compared to $4,793 in 2Q 2015. The $305 higher 2Q 2016 adjusted consolidated EBITDA resulted primarily from the combination of $454 higher EBT, $99 lower loss on remeasured foreign currency and $47 lower IIA amortization expense. Adjusted consolidated EBITDA in 1H 2016 were $10,200 compared to $9,491 in 1H 2015. The $709 higher 1H 2016 EBITDA resulted from the combination of $1,200 higher EBT, $340 lower loss on remeasured foreign currency and $82 lower IIA amortization expense.

Net Income. Net Income (NI) in 2Q 2016 of $3,259 was 12% ($341) higher than the NI of $2,918 in 2Q 2015.  The consolidated income tax provision rates in both periods were about the same at 25.6%. NI in 1H 2016 of $6,476 was 16% ($890) higher than the NI of $5,586 in 1H 2015. The consolidated income tax provision rates were 26.3% in 1H 2016 and 26.4% in 1H 2015. UTMD's NIM, NI divided by consolidated revenues, was 31.1% in both 2Q 2016 and 1H 2016. The NIMs for 2Q 2015 and 1H 2015 were 28.1% and 27.1% respectively. As UTMD stockholders appreciate, this consistent year-after-year high NIM performance remains unmatched among publicly-traded companies in the industry.

Earnings Per Share (EPS).  EPS in 2Q 2016 were $.863 and in 1H 2016 were $1.716.  Consistent with the percentage increases in EBT and NI, 2Q 2016 EPS increased 12% (9.0 cents) compared to 2Q 2015, and 1H 2016 EPS increased 16% (23.6 cents) compared to 1H 2015. Looking forward, the 2H 2016 is unlikely to match 1H 2016 EPS performance because of the lower CSI demand for Filshie Clip System devices, the weaker GBP after BREXIT and the normalization of high 1H international distributor orders for BPM devices. Despite the unexpected CSI and BREXIT negative impacts on 2H 2016, management believes that it will be able to meet or exceed its financial projection for the 2016 year that was provided stockholders at the beginning of the year in the 2015 SEC Form 10-K.

Diluted shares outstanding used to calculate 2Q 2016 EPS were 3,776,304 compared to 3,773,431 in 2Q 2015.  The number of shares added as a dilution factor in 2Q 2016 was 17,906 compared to 18,521 in 2Q 2015.  Diluted shares outstanding used to calculate 1H 2016 EPS declined to 3,773,453 from 3,774,964 in 1H 2015.  The number of shares added as a dilution factor in 1H 2016 was 17,899 compared to 22,359 in 1H 2015. UTMD has not to date in 2016 repurchased any of its shares in the open market. During 1H 2015, UTMD repurchased 4,000 of its shares in the open market at an average cost, including commissions and fees, of $53.87 per share ($215 total).

Outstanding shares at the end of 2Q 2016 were 3,759,700 which included 1H 2016 employee and outside director option exercises of 8,985 shares.  The number of shares used for calculating earnings per share was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at June 30, 2016 was 51,861 shares at an average exercise price of $39.59/ share, including shares awarded but not vested. This compares to 67,719 unexercised option shares outstanding at June 30, 2015 at an average exercise price of $38.75/ share. No option shares have been awarded to date in 2016.

The closing share price at the end of 2Q 2016 was $63.00 compared to $58.54 at the end of calendar year 2015, and $59.63 at the end of 2Q 2015.

UTMD's June 30, 2016 balance sheet compared with its December 31, 2015 balance sheet demonstrates continued strengthening. Working capital increased $5,233. Capital expenditures for property and equipment were $90 in 1H 2016, compared to depreciation expense of $298. In addition, in 2Q 2016 UTMD distributed $977 in cash dividends to its stockholders. Looking back one year to June 30, 2015, UTMD increased its cash and investments $10.2 million.
Key balance sheet changes as of June 30, 2016 from the end of 2015:

[Million $$]
Cash & Investments:	+6.1
Receivables:	+0.4
Inventory: Intangible Assets (net):	(0.1) (4.3)
Total Current Liabilities:	+1.1
Stockholders' Equity:	+1.4

Financial ratios as of June 30, 2016 follow:
1)	Current Ratio = 7.6
2)	Days in Receivables (based on 2Q sales activity) = 35
3)	Average Inventory Turns (based on 2Q CGS) = 3.9
4)	Year-to-Date ROE = 18% (prior to dividend payments)
= 13% (after accrual of shareholder dividends)

Risk factors that could cause results to differ materially in future quarters include clinical acceptance of products, timing of regulatory approvals of new products and of distributing existing products in new geographical areas, government intervention in the health care marketplace, distribution restrictions by anticompetitive hospital administrative agreements, foreign currency exchange rates, the Company's ability to efficiently manufacture, market, and sell its products globally, among other factors that have been outlined in UTMD's public disclosure filings with the SEC. The SEC Form 10-Q for 2Q 2016 will be filed with the SEC by August 9.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over a hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., please visit UTMD's website at www.utahmed.com.

Utah Medical Products, Inc.
INCOME STATEMENT, Second Quarter (3 months ended June 30)
(in thousands except earnings per share):

	2Q 2016	2Q 2015	Percent Change
Net Sales	$10,490	$10,397	+0.9%
Gross Profit	6,252	6,099	+2.5%
Operating Income	4,315	3,968	+8.8%
Income Before Tax	4,379	3,924	+11.6%
Net Income	3,259	2,918	+11.7%
Earnings Per Share	$0.863	$0.773	+11.6%
Shares Outstanding (diluted)	3,776	3,773

INCOME STATEMENT, First Half (6 months ended June 30)
(in thousands except earnings per share):

	1H 2016	1H 2015	Percent Change
Net Sales	$20,791	$20,630	+0.8%
Gross Profit	12,475	12,211	+2.2%
Operating Income	8,627	7,844	+10.0%
Income Before Tax	8,792	7,592	+15.8%
Net Income	6,476	5,586	+15.9%
Earnings Per Share	$1.716	$1.480	+16.0%
Shares Outstanding (diluted)	3,773	3,775

BALANCE SHEET
(in thousands)

	(unaudited) JUN 30, 2016	(unaudited) MAR 31, 2016	(audited) DEC 31, 2015	(unaudited) JUN 30, 2015
Assets
Cash & Investments	$29,440	$27,560	$23,333	$19,228
Accounts & Other Receivables, Net	4,976	5,402	4,563	5,613
Inventories	4,103	4,492	4,196	4,473
Other Current Assets	705	816	781	662
Total Current Assets	39,224	38,270	32,873	29,976
Property & Equipment, Net	7,191	7,414	7,369	7,746
Intangible Assets, Net	34,628	37,530	38,933	42,208
Total Assets	$81,043	$83,214	$79,175	$79,930

Liabilities & Shareholders' Equity
Current Liabilities	$5,184	$6,334	$4,066	$5,333
Deferred Tax Liability – Intangible	3,784	4,221	4,452	5,370
Deferred Revenue and Income Taxes	1,004	1,000	1,009	1,034
Shareholders' Equity	71,071	71,659	69,648	68,193
Total Liabilities & Shareholders' Equity	$81,043	$83,214	$79,175	$79,930